Exhibit G

FORM OF LOCK-UP AGREEMENT

____ __, 2021

Jefferies LLC

SVB Leerink LLC

Piper Sandler & Co.

As Representatives of the

several Underwriters listed

in Schedule 1 hereto

c/o Jefferies LLC

520 Madison Avenue

New York, New York 10022

c/o SVB Leerink LLC

One Federal Street, 37th Floor

Boston, Massachusetts 02110

c/o Piper Sandler & Co.

800 Nicollet Mall, Suite 800

Minneapolis, Minnesota 55402

Re:	SOLID BIOSCIENCES, INC — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Solid Biosciences, Inc., a Delaware limited liability company (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of $85,000,000 of common stock, par value $0.001 per share, of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Jefferies LLC, SVB Leerink LLC and Piper Sandler & Co. on behalf of the Underwriters, the undersigned will not, and will not cause any direct or indirect affiliate to, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending 75 days after the date of the prospectus relating to the Public Offering (the “Prospectus”) (such period, the “Restricted Period”) , (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, $0.001 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, “Lock-Up Securities”), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The foregoing paragraph shall not apply to:

(A) transactions relating to Lock-Up Securities that the undersigned may purchase in the Public Offering or in open market transactions during the Restricted Period,

(B) the exercise, including by “net” exercise, so long as exercised in accordance with clauses (C) and (D) below, of any options or warrants to acquire shares of Common Stock or the conversion of any convertible security into Common Stock described in the Pricing Disclosure Package and the Prospectus, or issued pursuant to an equity plan described in the Pricing Disclosure Package and the Prospectus, it being understood that any shares of Common Stock received shall be subject to the restrictions on transfer set forth in this Letter Agreement,

(C) the sale or transfer to the Company of such number of shares of Common Stock acquired by the undersigned in connection with the exercise of such options or warrants on a “net” exercise basis described in the foregoing clause,

(D) the sale or transfer to the Company of such number of shares of Common Stock necessary to generate only such amount of cash needed for the payment of taxes (including estimated taxes) due as a result of the exercise of such options or warrants or the conversion of any convertible security described in clause (C),

(E) transfers of shares of Common Stock as a bona fide gift or gifts or pursuant to a negotiated divorce settlement,

(F) transfers pursuant to a qualified domestic relations order,

(G) distributions or transfers of Lock-Up Securities to subsidiaries, limited or general partners, members, stockholders or affiliates of, or any investment fund or other entity that controls or manages, the undersigned,

(H) transfers of Lock-Up Securities to any immediate family member, trusts for the direct or indirect benefit of the undersigned or the immediate family members of the undersigned or any of their successors upon death, or any partnerships or limited liability company, the partners or members of which consist of or are for the direct or indirect benefit of the undersigned and/or immediate family members or other dependents of the undersigned, (for purposes of this Letter Agreement, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin),

(I) transfers of Lock-Up Securities of the Company by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned in a transaction not involving a disposition for value,

(J) any forfeiture, sale or other transfer to the Company of any Lock-Up Securities in connection with the termination of the undersigned’s employment with or services to the Company, provided that no public announcement reporting a reduction in the beneficial ownership shall be voluntarily made, and any required announcement, including any announcement under the Securities Exchange Act of 1934, as amended, shall clearly indicate the reason for such reduction, provided that in the case of any transfer or distribution pursuant to clauses (E), (G), (H) and (I), each donee, distributee or transferee shall execute and deliver to Jefferies LLC, SVB Leerink LLC and Piper Sandler & Co., a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clauses (A) through (E) and (G) through (I), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement reporting a reduction in the beneficial ownership shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a required filing on Form 4 that clearly indicates the reason for such reduction and a filing on a Form 5 or 13F filing made after the expiration of the Restricted Period and any required Schedule 13G (or 13G/A)).

In addition, the foregoing paragraph shall not apply to the establishment of a trading plan by the undersigned pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the Restricted Period and, no public announcement or filing under the Exchange Act, if any, is required of or is voluntarily made by or on behalf of the undersigned or the Company regarding such plan.

The restrictions contained herein shall not apply to any transfers, sales, tenders or other dispositions of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of the Common Stock or such other securities pursuant to a change of control of the ownership of the Company (including, without limitation, the entry into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Common Stock or other such securities in favor of any such transaction); provided that if such tender offer, merger, amalgamation, consolidation or other similar transaction is not completed, any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock subject to this

Letter Agreement shall remain subject to the restrictions contained in this Letter Agreement. For purposes of this Letter Agreement, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% of total voting power of the voting stock of the Company.

In the event that the Representatives release, in full or in part, any director, officer or shareholder who is party to a lock-up agreement with the Representatives with respect to the Public Offering from its obligations under such lock-up agreement (a “Triggering Holder”), then the same percentage of the total number of Common Stock held by the undersigned as the percentage of the total number of Common Stock held by the Triggering Holder that are the subject of such waiver shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration, (ii) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer, or (iii) the aggregate number of Common Stock affected by such releases or waivers (whether in one or multiple releases or waivers) is less than or equal to 1% of the total number of outstanding Common Stock (calculated as of the date of such release or waiver). The Representatives shall use commercially reasonable efforts to promptly notify the Company, which shall then promptly notify the undersigned, of any such release described in this paragraph at least two business days before the effective date of any such release or waiver (provided that the failure by the Representatives or the Company to give such notice shall not give rise to any claim or liability against the Representatives or the Underwriters).

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the Securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Representatives may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Public Offering, the Representatives and the other Underwriters are not making a recommendation to you to enter into this Letter Agreement, and nothing set forth in such disclosures is intended to suggest that the Representatives or any Underwriter is making such a recommendation.

The undersigned understands that, if (A) either the Company, on the one hand, or Jefferies LLC, SVB Leerink LLC and Piper Sandler & Co. on behalf of the Underwriters, on the other hand, notifies the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Public Offering, (B) the Underwriting Agreement does not become effective by April 30, 2021, (C) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder or (D) the registration statement filed with the Securities and Exchange Commission in connection with the Public Offering is withdrawn, the undersigned shall be released from, all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME OF STOCKHOLDER]

By:
Name:
Title: